UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 5, 2021

Date of Report (Date of earliest event reported)

FUNKO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38274	35-2593276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2802 Wetmore Avenue

Everett, Washington 98201

(Address of Principal Executive Offices) (Zip Code)

(425) 783-3616

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	FNKO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K/A (the “Amendment”) is being filed to amend the Current Report on Form 8-K of Funko, Inc. (the “Company”) filed on August 5, 2021 (the “Original 8-K”). The Amendment updates certain disclosures in the Original 8-K based on information that became available after the date of the Original 8-K. The disclosure contained in Item 5.02 of the Original 8-K is hereby supplemented and amended by the disclosure contained in Item 5.02 of this Amendment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on August 5, 2021 the Company announced an executive leadership transition plan (the “Transition Plan”) that became effective on January 3, 2022 (the “Effective Date”). In accordance with the Transition Plan, as of the Effective Date, the Board of Directors of the Company (the “Board”) appointed Andrew Perlmutter as the Company’s Chief Executive Officer, succeeding Brian Mariotti in such role, and appointed Brian Mariotti as the Company’s Chief Creative Officer. In addition, Mr. Perlmutter resigned from his role as President as of the Effective Date. On the Effective Date, the Board also elected Mr. Perlmutter to the Company’s Board of Directors. Mr. Mariotti will remain on the Board.

In connection with the Transition Plan, on the Effective Date, the Company entered into new employment arrangements with each of Mr. Perlmutter and Mr. Mariotti.

As provided in Mr. Perlmutter’s amended and restated employment agreement with the Company (the “Perlmutter Agreement”), Mr. Perlmutter will serve as the Company’s Chief Executive Officer for a three-year term, subject to automatic renewal for up to two additional one-year periods unless either party provides notice of non-renewal. Pursuant to the Perlmutter Agreement, the Company has agreed to pay Mr. Perlmutter an annual base salary of $825,000 and has granted Mr. Perlmutter an initial equity award consisting of restricted stock units (“RSUs”) having an aggregate fair value of approximately $1.5 million, as determined based on the average trading price of shares of the Company’s Class A common stock for the thirty consecutive trading days immediately preceding the date of grant. The RSUs shall vest with respect to one-third of the RSUs on each of the first three anniversaries of January 3, 2022, subject to Mr. Perlmutter’s continued service through the applicable vesting dates. Mr. Perlmutter will also be eligible to receive an annual performance-based bonus ranging from 0% of his annual base salary to a maximum payout level established by the Board in its discretion, with a target bonus opportunity for 2022 of no less than 150% of his annual base salary. In the event of a qualifying termination, Mr. Perlmutter will be entitled to receive certain severance benefits under the Perlmutter Agreement, subject to his execution and non-revocation of a release of claims.

As provided in Mr. Mariotti’s employment agreement with the Company (the “Mariotti Agreement”), Mr. Mariotti will serve as the Company’s Chief Creative Officer for a three-year term, subject to automatic renewal for up to two additional one-year periods unless either party provides notice of non-renewal. Pursuant to the Mariotti Agreement the Company has agreed to pay Mr. Mariotti an annual base salary of $1 million. Mr. Mariotti will also be eligible to receive an annual performance-based bonus ranging from 0% of his annual base salary to a maximum payout level established by the Board in its discretion, with a target bonus opportunity of 150% of his annual base salary. In the event of a qualifying termination, Mr. Mariotti will be entitled to receive certain severance benefits under the Employment Agreement, subject to his execution and non-revocation of a release of claims. In addition, effective immediately prior to the closing of a change in control (as defined in the Mariotti Agreement), Mr. Mariotti’s unvested equity awards will accelerate and vest in full.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated January 3, 2022, between the Company and Andrew Perlmutter.

10.2	Employment Agreement, dated January 3, 2022, between the Company and Brian Mariotti.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2022	FUNKO, INC.

	By:	/s/ Tracy D. Daw
Tracy D. Daw
Sr. Vice President, General Counsel and Secretary